Exhibit 5.1

[Letterhead of Morton PLLC]

November 21, 2006

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by RF Monolithics, Inc. (the “Company”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 709,462 shares of common stock, $.001 par value per share (the “Stock”), issued to the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) on September 15, 2006, which may be offered from time to time by the Selling Stockholders as described in the Registration Statement, this firm is of the opinion that the Stock has been validly issued, and is fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and this firm expresses no opinion as to the laws of any other jurisdiction. This firm hereby consents to the filing of this opinion with the Commission as an exhibit to the aforementioned Registration Statement. In giving such consent, this firm does not thereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Morton PLLC

By:	/s/ Stephen C. Morton